For period ending December 31, 2001						Exhibit 77.Q.1

File number 811-6173


CERTIFICATE OF AMENDMENT
TO
BY-LAWS
OF
UBS PAINEWEBBER MUNICIPAL MONEY MARKET SERIES

        The undersigned, being Vice President and Secretary of UBS PaineWebber Municipal Money Market Series (the Trust),
Hereby certifies that the Trustees of the Trust duly adopted resolutions which amended the By-Laws of the Trust dated September 14, 1990(the "By-Laws") in the manner provided in the By-Laws, at meetings held on March 28, 2001 and September 20, 2001, as follows:

1.	Trust Name

        The name of the Trust was changed from
PaineWebber Municipal Money Market Series to
UBS PaineWebber Municipal Money Market Series.

2.	Retirement Policy

        The By-Laws were amended by adding the following as Article II,
 Section 12:

        "Section 12. Retirement of Trustees. Each Trustee who has attained the age of seventy-two (72) years shall retire from service as a Trustee on the later of (a) the last day of the month in which he or she attains such age or (b) June 30, 2003. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Trust.

Dated: February 20, 2002
        			By:	___/s. Amy R. Doberman___________
        			Name:  Amy R. Doberman
							Title:    Vice President and Secretary


New York, New York (ss)

On this 20th day of February, 2002, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Trust and acknowledged that she executed the foregoing instrument as her free act and deed.


        					/s/ Evelyn De Simone
								Notary Public